UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): January 6, 2022

NexTier Oilfield Solutions Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37988	38-4016639
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3990 Rogerdale Rd
Houston,	Texas	77042
(Address of Principal Executive Offices)		(Zip Code)
(713) 325-6000
(Registrant’s telephone number, including area code)
n/a
(Former Name or Former Address, if Changed Since Last Report)

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01, par value	NEX	New York Stock Exchange
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).
39006448

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company        ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 5, 2022, the Board of Directors (the “Board”) of NexTier Oilfield Solutions Inc. (the “Company”) increased the size of the Board from nine members to ten members and appointed Bernardo Rodriguez to the newly created vacant seat, such appointment to be effective January 5, 2022. Mr. Rodriguez will serve as a member of the Board, and hold such office until subject to election at the 2022 annual meeting of stockholders of the Company or until the time that his successor is chosen and qualified or his death, resignation or removal. Mr. Rodriguez will be appointed to the Audit and Risk Committee of the Board, effective as of January 5, 2022. The Board has determined that Mr. Rodriguez is independent under the corporate governance standards of the rules of the New York Stock Exchange and the independence requirements of Rule 10A-3 of the Securities Exchange Act of 1934, as amended.

Bernardo J. Rodriguez, 57, is the Chief Digital Officer at J.D. Power. He is responsible for advancing J.D. Power’s digital and AI transformation and leads the company’s Technology, Artificial Intelligence, Research, Innovation, CX Solutions divisions. From 2016 until Mr. Rodriguez joined J.D. Power in 2017, he served as Managing Director of Strategy at Huge Inc., a global full-service digital agency that partners with Fortune 100 companies on the design and execution of product and brand strategies, enterprise transformation and innovation. Prior to joining Huge Inc., he served as a Managing Director at Accenture, the global management consulting and professional services company, where he led the firm’s North American Digital Strategy Practice for telecommunications, media and technology. From 2010 to early 2015, Mr. Rodriguez served as Chief Digital Officer at Kaplan Test Prep, a top provider of educational and career services, where he was responsible for digital transformation in technology, data science, user experience, online learning, Kaplan publishing and innovation. Mr. Rodriguez holds a bachelor’s degree of science in electrical engineering from Universidad Rafael Urdaneta in Venezuela and a master’s degree and Ph.D. in computer engineering from the University of Colorado.

Mr. Rodriguez’s experiences have provided him with valuable insight into corporate strategy and planning and in creating and executing competitive and sustainable strategies, especially related to digital strategy. His strategic focus and extensive experience and knowledge were key factors in his selection as a director.

For his service to the Board from January 5, 2022 until the annual meeting in 2022, Mr. Rodriguez will be eligible to receive: (i) a pro-rated portion of the annual $100,000 cash compensation portion of the director compensation program (payable quarterly in arrears); and (ii) a grant of a pro-rated restricted stock award under the Company’s Equity and Incentive Plan, in the amount of $66,575 based on the volume weighted average price of the Company’s common stock for the 5 trading days prior to the grant date of January 5, 2022 (“Grant Date”), rounded to the nearest full share, which restricted stock award will vest upon the earliest of: (i) the one-year anniversary of the Grant Date, (ii) the date of the first meeting of the Company's stockholder at which directors will be elected in the calendar year following the calendar year in which the Grant Date occurs, (iii) the date Mr. Rodriguez incurs a termination without cause, (iv) the date of Mr. Rodriguez’s death, and (v) the date of a change in control.

The Company issued a press release on January 6, 2022 announcing Mr. Rodriguez’s appointment to the Board. A copy of the press release is furnished as Exhibit 99.1 to this report.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description

99.1	Press Release dated January 6, 2022

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXTIER OILFIELD SOLUTIONS INC.
Dated: January 3, 2022	/s/ KEVIN MCDONALD
Name: Kevin McDonald
Title: Executive Vice President, Chief Administrative Officer & General Counsel